EXHIBIT NO. 99-2

News Release

              NIAGARA MOHAWK COMPLETES SALE OF ALBANY STEAM STATION

SYRACUSE, May 12 -- Niagara Mohawk Power Corp., a wholly owned subsidiary of Niagara Mohawk Holdings, Inc. (NYSE:NMK), today announced the closing of the sale of its 400-megawatt Albany Steam Station in the Town of Bethlehem, Albany County, to PSEG Power N.Y. LLC for $47.5 million.

PSEG Power is an unregulated subsidiary of Public Service Enterprise Group, Inc. (NYSE:PSEG), a diversified energy company headquartered in Newark, N.J.

This sale represents continued progress toward the full divestiture of our generating assets," said William E. Davis, chairman and chief executive officer of Niagara Mohawk Holdings. "We will use the proceeds from the sale to retire capital and build shareholder value."

Most Niagara Mohawk employees at Albany Steam Station have accepted employment offers from PSEG Power N.Y., which will extend the current union contract to Oct. 31, 2004.

Albany Steam Station is located on the west shore of the Hudson River, about three miles south of the City of Albany.

Niagara Mohawk is a regulated energy delivery company with the largest service territory in New York state. The company serves more than 1.5 million electricity customers and more than 530,000 natural gas customers across 24,000 square miles.